Exhibit 10.74
*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
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LICENSE AND SETTLEMENT AGREEMENT
     THIS LICENSE AND SETTLEMENT AGREEMENT (this “Agreement”) dated as of November 14, 2009 (the “Effective Date”) is entered into between Medicis Pharmaceutical Corporation, a Delaware corporation with an address at 7720 North Dobson Road, Scottsdale, Arizona 85256 USA on behalf of itself and its Affiliates (collectively, “Medicis”), and Glenmark Generics Ltd., an Indian corporation with an address at Glenmark House, HDO Corporate building, A- Wing; B.D. Sawant Marg, Off. Western Express Highway, Chakala; Andheri — East, Mumbai- 400099 INDIA, and Glenmark Generics Inc., USA, a Delaware corporation with an Address at 750 Corporate Drive, Mahwah, New Jersey 07430 USA, on behalf of themselves and their Affiliates (collectively, “Glenmark”).
     WHEREAS, Medicis has asserted various claims and causes of action against Glenmark in an action captioned Medicis Pharmaceutical Corp. v. Glenmark Generics, Inc. USA and Glenmark Generics Ltd., Case No. 09-03010 (PGS)(ES) (the “Litigation”), which is pending in the United States District Court, District of New Jersey (the “Court”).
     WHEREAS, Medicis and Glenmark seek to resolve the Litigation without further litigation;
     WHEREAS, Medicis is the owner of the Patent Rights (as defined below); and
     WHEREAS, Glenmark desires to receive a license under the Patent Rights and Medicis desires to grant to Glenmark a license under the Patent Rights, all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS.
          1.1 “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
          1.2 “ANDA” means an Abbreviated New Drug Application and any supplements thereto.
          1.3 “Authorized Generic” shall mean the Generic Equivalent to the Vanos Product that is manufactured by or on behalf of Medicis and supplied to Glenmark under the Distribution Agreement in accordance with the terms of the Distribution Agreement provided for in Section 3.

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          1.4 “Bundled Products” means Authorized Generic or Generic Product, as applicable, sold or otherwise transferred or delivered to a Third Party with one or more other products or services in circumstances where the price of the Authorized Generic or Generic Product is either not shown separately on the invoice, or is shown as nil (free of charge) on a separate document in relation to the Authorized Generic or Generic Product or to a portion of the quantities of the Authorized Generic or Generic Product.
          1.5 “Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed by the disclosing party to the receiving party pursuant to this Agreement, orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information, customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party.
          1.6 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
          1.7 “Fully Allocated Manufacturing Costs” or “FAMC” for Generic Product shall have the meaning set forth in Exhibit E.
          1.8 “GAAP” shall mean generally accepted accounting principles in effect in the United States from time to time, as consistently applied by the applicable Party with regard to their own products and/or the standards of the industry.
          1.9 “Generic Equivalent” means ***
          1.10 “Generic Product” means ***
          1.11 “Grantback Patents” means (a) ***, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
          1.12 “License Trigger” means, with respect to a Generic Equivalent to a Vanos Product, the earliest of the following dates:

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               (a) ***;
               (b) ***; and
               (c) ***.
          1.13 “Net Profits” means ***
          1.14 “Patent Rights” means (a) the patents and patent applications listed on Exhibit A to this Agreement, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
          1.15 “Product” means any product for which the making, using, selling or importation is covered by one or more claims of the Patent Rights.
          1.16 “Territory” means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico (but excluding direct sales of Authorized Generic into the Commonwealth of Puerto Rico).
          1.17 “Third Party” means any person or entity other than Medicis or Glenmark or their respective Affiliates.
          1.18 “Transfer Price” shall be Medicis’ actual out of pocket acquisition cost of Authorized Generic, the current such costs are set forth on Exhibit F (which prices will change from time to time to reflect Medicis’ then-current acquisition costs). For the avoidance of doubt, Medicis shall not have a duty to update Exhibit F.
          1.19 “Valid Claim” means ***.
          1.20 “Vanos Products” means the Vanos products listed on Exhibit B, as such products are marketed and sold by Medicis as of the Effective Date in the Territory.
          1.21 “Vanos Product Patents” means (a) all patents and patent applications in the Territory owned or controlled by Glenmark or its Affiliates heretofore or hereafter that claim or cover a Vanos Product or Generic Equivalent or the manufacture or use of a Vanos Product or Generic Equivalent, (b) all divisions, continuations and continuations-in-part (solely to the extent directed to subject matter disclosed in a patent or patent application described in clause (a) above) that (i) claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above and (ii) claim or cover a Vanos Product or Generic Equivalent, or the manufacture or use of a Vanos Product or Generic Equivalent, and (c) all patents that issue after the Effective Date from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

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     2. LICENSES; RELEASES.
          2.1 License Grant for Generic Product.
               2.1.1 Effective only upon the occurrence of the License Trigger for a Generic Product, Medicis hereby grants to Glenmark a non-exclusive, non-transferable (except as permitted in Section 9.5) license (without the right to grant sublicenses except to have Generic Products made on behalf of Glenmark) under the Patent Rights to make, have made, use, offer for sale, sell and import such Generic Products inside the Territory.
               2.1.2 Until the occurrence of the applicable License Trigger, neither Glenmark nor its Affiliates shall, and neither shall directly or indirectly encourage or assist any Third Party to, develop, make, use and/or commercialize any Products in the Territory.
               2.1.3 Except as expressly set forth in Section 3, nothing in this Agreement shall be construed as creating an obligation, express or implied, on Medicis to supply any Product to Glenmark and Glenmark shall be solely responsible for manufacturing, or having manufactured, its supply of Generic Product.
          2.2 ***
          2.3 Grantbacks.
               2.3.1 Glenmark and its Affiliates hereby grant to Medicis a perpetual, royalty-free, fully-paid up, non-transferable (except as provided in Section 9.5), non-exclusive license (with the right to grant sublicenses through multiple tiers) under the Grantback Patents to make, have made, use, offer for sale, sell and import Products in the Territory.
               2.3.2 Glenmark and its Affiliates hereby grant to Medicis a perpetual, royalty-free, fully-paid up, non-transferable (except as provided in Section 9.5), non-exclusive license (with the right to grant sublicenses through multiple tiers) under the Vanos Product Patents to make, have made, use, offer for sale, sell and import Vanos Products in the Territory.
          2.4 Validity of Patent Rights.
               2.4.1 Glenmark, on behalf of itself and its Affiliates, hereby admits that the claims of the Patent Rights are valid and enforceable. The foregoing admission regarding validity and enforceability shall be binding upon Glenmark and its Affiliates and admissible against Glenmark and its Affiliates in any dispute or litigation between the parties regarding the Patent Rights, and neither Glenmark nor its Affiliates will challenge any such admission.
               2.4.2 Glenmark, on behalf of itself and its Affiliates, hereby also admits that the making, using, offering to sell, selling, and/or importation into the Territory of a Generic Product is covered by one or more claims of the Patent Rights under 35 U.S.C. § 271.
               2.4.3 Glenmark shall not assist any Third Party in an action to invalidate or render unenforceable any of the Patent Rights, and Glenmark shall not disclose any of its

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proprietary or confidential information relating to the validity or enforceability of any of the Patent Rights, except to the extent required by court order or other applicable law.
               2.4.4 Glenmark shall not receive any ownership rights in the Patent Rights under this Agreement, and Medicis shall retain the sole right, to prepare, prosecute, maintain and enforce the Patent Rights.
          2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither party grants to the other party under its patents or other intellectual property any license, express or implied. Glenmark shall not use Medicis’ name or any Medicis trademarks (including without limitation Vanos®) in connection with the marketing, promotion or sale of any products without the prior written consent of Medicis in each instance; provided, however, that in connection with the Distribution Agreement Glenmark may use the Medicis tradename Vanos (but not any associated logo or artwork) for the sole purpose of identifying the corresponding Authorized Generic as being comparable to the applicable Vanos Product.
          2.6 Releases. In consideration of the mutual covenants herein and in the Joint Dismissal Agreement attached hereto as Exhibit C and incorporated herein by reference, and without limiting any remedies a party may have against the other party for a breach of this Agreement, Glenmark hereby releases and agrees to release Medicis and Medicis hereby releases and agrees to release Glenmark from all claims arising out of the Litigation. Upon the Effective Date, Glenmark and Medicis shall cause to be completed, executed and filed with the Court a stipulated dismissal with prejudice of the Litigation, in the form of the Joint Dismissal Agreement attached hereto as Exhibit C, and to seek entry of such order by the Court. Within five (5) business days of the execution of this Agreement, Medicis shall pay to Glenmark an amount equal to the attorneys’ fees incurred by Glenmark in preparing for and defending the Litigation, the sum of ***.
     3. DISTRIBUTOR.
          3.1 Distribution Agreement. If, as of the License Trigger date, Glenmark has not received approval from the FDA of its ANDA covering a Generic Equivalent, then effective as of the License Trigger, Medicis hereby appoints Glenmark as its non-exclusive distributor of the Authorized Generic in the Territory and authorizes Glenmark, under the Patent Rights, to market the Authorized Generic solely to wholesalers, distributors, retailers, mail order, managed care, and group purchasing organizations in the Territory, pursuant to a separate distribution and supply agreement (the “Distribution Agreement”) to be entered into between Glenmark and Medicis.
          3.2 Terms. Commencing on the License Trigger, or if the License Trigger appears to be imminent then upon written notice by a party to the other party, the parties shall negotiate in good faith the terms of and enter into the Distribution Agreement, which will contain the following provisions:
               • Unless earlier terminated by either party for cause or by Glenmark for convenience, the term of any such appointment of Glenmark as the non-exclusive distributor of the Authorized Generic shall extend from the License Trigger and remain in effect until such

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time as Glenmark has obtained approval from the FDA for its ANDA covering the Generic Equivalent, but in no event longer than *** after the License Trigger;
                • Medicis will supply (either itself or through its Third Party manufacturer) Glenmark *** in the Territory for the Authorized Generic in finished form; on such forecasting, invoicing, shipment, delivery, inspection and payment terms as are agreed upon by the parties and set forth in the Distribution Agreement;
                • Medicis will sell the Authorized Generic to Glenmark at Transfer Price;
                • Glenmark shall retain *** of all Net Sales resulting from sales of the Authorized Generic and shall pay the remaining *** of Net Sales to Medicis, on a quarterly basis, where “Net Sales” is defined as the amount invoiced by Glenmark in arm’s length transactions for the sale of the Authorized Generic in the Territory to independent Third Parties in the Territory, less the sum of the following items, all of which must directly relate to the sale and distribution of Authorized Generic:
                    (i) trade, quantity and cash discounts and rebates;
                    (ii) any adjustments on account of price adjustments (including for example shelf stock adjustments), rejected goods, damaged goods and returns, and product recalls;
                    (iii) credits, charge backs and prime vendor rebates, fees, reimbursements, and similar payments actually granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;
                    (iv) rebates or other price reductions provided, based on sales by Glenmark of Authorized Generic, to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs;
                    (v) any invoiced charge for freight, insurance, handling, or other transportation costs, to the extent specifically invoiced to the customer;
                    (vi) credits or discounts related to sales promotions and trade show discounts; and
                    (vii) any duties, sales taxes, excise taxes or other taxes imposed upon and paid by Glenmark and not reimbursed with respect to such sales (excluding income or franchise taxes of any kind), for all activities paid or incurred by Glenmark.
Net Sales shall be determined in accordance with the accrual method of accounting in accordance with GAAP. Sales or transfers between or among Glenmark and its Affiliates shall be excluded from the computation of Net Sales except where such Affiliates are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates. Bundled

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Products shall be deemed invoiced at the Authorized Generic market price established by Glenmark in general conditions of sales, or failing such general conditions, at the arm’s length price that Glenmark would generally or in the average invoice for Authorized Generic alone. Any and all unsold inventory, unsold product from firm purchase orders or unused in-process or excess materials and components shall not be deducted from the Net Sales calculation.
                • Medicis and Glenmark will each indemnify the other for third party claims arising from their actions under the Distribution Agreement and breaches of representations and warranties; and
                • such other terms as the parties may agree and as are commercially reasonable and usual and customary for agreements of such type.
          3.3 ***
     4. FINANCIAL CONSIDERATIONS.
          4.1 Royalty.
               4.1.1 Within *** following the end of each calendar quarter during the term of this Agreement, Glenmark shall pay to Medicis a royalty equal to *** of all *** received during such calendar quarter for Generic Product. Medicis’s right to receive a share of the *** under this Section 4.1.1 shall expire upon the expiration, cancellation, invalidation or abandonment (whichever comes first) of the last Valid Claim. On the launch of a *** Generic Equivalent by a Third Party after the Effective Date of this Agreement, for so long as there are *** Generic Equivalents offered for sale in the Territory Glenmark shall pay to Medicis a reduced royalty at the rate of *** of all Net Profit received.
               4.1.2 Within *** following the end of each calendar quarter during the term of this Agreement, Glenmark shall provide to Medicis a written report stating the number and description of all Generic Product sold during the relevant calendar quarter; the gross sales associated therewith; the calculation of *** thereon, and the royalties that will be payable for such calendar quarter in accordance with Section 4.1.1.
          4.2 Taxes. Glenmark shall be responsible for, and may withhold from payments made to Medicis under this Agreement, any taxes required to be withheld by Glenmark under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Glenmark shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Medicis within sixty (60) days following that tax payment.
          4.3 Audit Rights. Not more than once per calendar year during the portion of the term of this Agreement during which Glenmark shall pay Medicis royalties, on no less than thirty (30) business days notice from Medicis, Glenmark shall make all such records, books of account, information and data concerning (a) its sales of Generic Products pursuant to this Agreement; (b) its manufacture of any Generic Products, and (iii) to the extent in its possession, the manufacture of Generic Products on behalf of Glenmark by its Third Party contract

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manufacturer, in each case available for inspection during normal business hours by an independent auditor selected by Medicis and reasonably acceptable to Glenmark for the purpose of an audit to determine the accuracy of the reports delivered and amounts paid by Glenmark pursuant to Section 4.1. Medicis shall be solely responsible for its costs in making any such audit, unless Medicis identifies a discrepancy in favor of Glenmark in the calculation of the share of Net Profit paid to Medicis under this Agreement in any calendar year from those properly payable for that calendar year of *** or greater, in which event Glenmark shall be solely responsible for the reasonable cost of such audit and pay Medicis any underpayment.
     5. TERM AND TERMINATION.
          5.1 Term. Subject to Section 5.2, this Agreement shall expire on the date when there are no Valid Claims in the Territory; provided, however, that if there are no valid, issued patents within the Patent Rights, but there are at such time pending patent applications within the Patent Rights, then subject to the terms and conditions of this Agreement, the term of this Agreement shall continue for the pendency of such pending patent applications.
          5.2 Termination for Cause. Either party may terminate this Agreement upon or after the material breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of express written notice thereof by the non-breaching party.
          5.3 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.2, 2.3, 2.4, 2.6, 4.3, 5.3, 6, 8 and 9 shall survive the expiration or termination of this Agreement.
     6. CONFIDENTIALITY.
          6.1 Confidentiality. For a period of five (5) years following the expiration or earlier termination of this Agreement, except with respect to any Confidential Information constituting a trade secret in which case the receiving party’s obligation continues in perpetuity, provided such receiving party has been informed as to the status of such Confidential Information as a trade secret, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, grant the use of or disclose to any Third Party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          6.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement, and (b) to those agents and consultants, and contract manufacturers who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence at least to the same extent as set forth in Section 6.1.

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          6.3 Litigation and Governmental Disclosure. Each party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with a court order or applicable law, governmental regulations or investigation, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
          6.4 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, the Department of Justice and the Federal Trade Commission, or any regulations of any national securities exchange, and except as may be authorized in Section 6.5, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.
          6.5 Publicity. Except for the press release attached hereto as Exhibit D, which both parties shall be freely able to disclose, neither party shall make any publicity releases, interviews or other non-confidential dissemination of information concerning this Agreement or its terms, or either party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the parties understand and agree that either party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other party (a) in order to comply with its obligations under the law, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934; (b) in order to comply with the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or New York Stock Exchange or other similar laws of a governmental authority; (c) to respond to an inquiry of a governmental authority or regulatory authority as required by law; or (d) in a judicial, administrative or arbitration proceeding. In any such event the party making such disclosure shall (i) provide the other party with as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other party in any attempt to prevent or limit the disclosure, and (iii) limit any disclosure to the specific purpose at issue. In connection with any filing of a copy of this Agreement with the Securities and Exchange Commission, the filing party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall keep the other party informed as the planned filing (including, but not limited to providing the other party with the proposed filing reasonably in advance of making the planned filing) and consider the requests of the other party regarding such confidential treatment.
     7. REPRESENTATIONS AND WARRANTIES.
          7.1 Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with

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any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          7.2 Compliance with Law. Glenmark shall comply with all applicable laws and regulations with respect to obtaining regulatory approval for the sale of Generic Products and its manufacture, sale and commercialization of Authorized Generic and Generic Products. Medicis shall comply with all applicable laws and regulations with respect to the manufacture of the Authorized Generic.
          7.3 Disclaimer of Warranties. Except for those warranties expressly set forth in this Agreement, neither party makes any warranty, written, oral, express or implied, with respect to this Agreement. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.
          7.4 Limitation of Liability. WITH THE EXCEPTION OF DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR ITS OBLIGATIONS UNDER SECTION 8, OR A BREACH BY GLENMARK OF SECTIONS 2.1.2 OR 2.4, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.
          7.5 Equitable Relief. Glenmark acknowledges and agrees that its obligations and undertakings under this Agreement are reasonable and necessary to protect the legitimate interests of Medicis, that Medicis would not have entered into this Agreement in the absence of such provisions, and that Glenmark’s threatened breach or failure to comply with Section 2.4 of this Agreement shall cause Medicis significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. Glenmark further acknowledges and agrees that Medicis shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any breach or threatened breach of this Agreement and specifically enforcing the terms and provisions of this Agreement, without the necessity of posting any bond or security, in addition to seeking any other remedy available to Medicis in law or equity.
     8. INDEMNIFICATION.
          8.1 Glenmark Indemnification. Glenmark shall indemnify, defend and hold harmless Medicis, its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Medicis Indemnified Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) (collectively, “Losses”) incurred as a result of any claims, demands, actions or other proceedings by a Third Party against a Medicis Indemnified Party to the extent arising out of (a) Glenmark’s

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manufacture or sale of Generic Product pursuant to this Agreement or the sale of Authorized Generic pursuant to the Distribution Agreement; or (b) Glenmark’s breach of any representation, warranty or covenant under this Agreement, except to the extent that such Losses arise out of Medicis’ breach of any representation, warranty or covenant under this Agreement.
          8.2 Medicis Indemnification. Medicis shall indemnify, defend and hold harmless Glenmark, its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Glenmark Indemnified Parties”) from and against any and all Losses incurred as a result of any claims, demands, actions or other proceedings by a Third Party against a Glenmark Indemnified Party to the extent arising out of (a) Medicis’ manufacture of Authorized Generic pursuant to the Distribution Agreement; or (b) Medicis’ breach of any representation, warranty or covenant under this Agreement, except to the extent that such Losses arise out of Glenmark’s breach of any representation, warranty or covenant under this Agreement.
          8.3 Obligations. A party which intends to claim indemnification under this Section 8 (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnified Party intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party, at its discretion, to settle any such action, claim or other matter. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement that would adversely affect the Indemnified Party’s rights hereunder, or impose any obligations on the Indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 8. The Indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.
     9. GENERAL PROVISIONS.
          9.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to Medicis:	Medicis Pharmaceutical Corporation
7720 North Dobson Road
Scottsdale, Arizona 85256
Attn: Chief Executive Officer
Facsimile: 480-291-5175

with a copy to:	Medicis Pharmaceutical Corporation

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7720 North Dobson Road
Scottsdale, Arizona 85256
Attn: General Counsel
Facsimile: 480-291-8508

If to Glenmark:	Glenmark Generics Inc., USA
750 Corporate Drive
Mahwah, New Jersey 07430
Attn: CEO
Facsimile: 201-831-0080

With a copy to:	Glenmark Generics Ltd.
Glenmark House, HDO Corporate building, A- Wing; B.D.
Sawant Marg, Off. Western Express Highway, Chakala;
Andheri — East, Mumbai- 400099 INDIA
Attn: CEO
Facsimile: 91-22-67589990
     Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this Section 9.1.
          9.2 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of Glenmark and Medicis and their respective permitted successors and assigns.
          9.3 Waiver. None of the provisions of this Agreement (including the Exhibits hereto) shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
          9.4 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any Third Party.
          9.5 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Third Party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent (i) to any Affiliate; and (ii) in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets of the party relating to this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations

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of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 9.5 shall be void.
          9.6 Independent Contractor. Glenmark and Medicis are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
          9.7 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Arizona, without regard to the principles of conflicts of laws.
          9.8 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
          9.9 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.
          9.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          8.12 No Prejudice. If at any time this Agreement is rendered null and void with respect to the Territory or any portion thereof, or if either of Glenmark or Medicis cannot fulfill its obligations with respect to this Agreement, it is the intent of the parties that neither party will be in any way prejudiced with respect to its claims, causes of action, defenses and counterclaims in the Litigation in such jurisdiction or otherwise and, except as provided herein or therein, no consent judgment, order or dismissal entered by either party pursuant to this Agreement in the Territory or portion thereof, as applicable, will be deemed an admission on the part of such party.
[Remainder of this page intentionally blank]

CONFIDENTIAL
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives effective as of the Effective Date.

GLENMARK GENERICS LTD.	MEDICIS PHARMACEUTICAL CORPORATION

By:	By:

Name:	Name:

Title:	Title:

GLENMARK GENERICS INC., USA.

By:

Name:

Title:

EXHIBIT A
Patent Rights

Patents	Pending Applications (all U.S.)

***	***
***

A-1

EXHIBIT B
Vanos Products

PRODUCT	NDC
Vanos (fluocinonide cream 0.1%) 30g	99207-0525-30
Vanos (fluocinonide cream 0.1%) 60g	99207-0525-60
Vanos (fluocinonide cream 0.1%) 120g	99207-0525-10

B-1

EXHIBIT C
Joint Dismissal Agreement
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

MEDICIS PHARMACEUTICAL CORPORATION,	)
)
Plaintiff,	)
)
v.	)	Civil Action No. 09-3010 (PGS)(ES)
)
GLENMARK GENERICS INC., USA and GLENMARK GENERICS LTD.,	) )
)
Defendants.	)
)
)
)
)
UNOPPOSED MOTION FOR ENTRY OF CONSENT JUDGMENT AND
PERMANENT INJUNCTION AS TO GLENMARK GENERICS INC., USA AND
GLENMARK GENERICS LTD.
          Plaintiff Medicis Pharmaceutical Corporation (“Medicis”) and Defendants Glenmark Generics Inc., USA and Glenmark Generics Ltd. (collectively, “Glenmark”) having met, conferred, and agreed to resolve their dispute upon execution of a separate License and Settlement Agreement (“Settlement Agreement”), Medicis respectfully moves for entry of the executed Consent Judgment and Permanent Injunction submitted herewith. Glenmark does not oppose this motion.

B-1

CONFIDENTIAL

Respectfully submitted,

Sheila F. McShane
Gibbons, P.C.
Attorney for Plaintiff
One Gateway Center
Newark, NJ 07102-5496
(973) 596-4637
Fax (973) 639-6482
SMcShane@gibbonslaw.com

Attorney for Plaintiff
Medicis Pharmaceutical Corporation

OF COUNSEL:

Matthew D. Powers
Weil, Gotshal, & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Telephone: (650) 802-3000
Facsimile: (650) 802-3100

Nicolas G. Barzoukas
Jason C. Abair
Audrey L. Maness
Weil, Gotshal, & Manges LLP
700 Louisiana, Suite 1600
Houston, TX 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511

Edward D. Pergament
Milagros A. Cepeda
Michael Kenney (pro hac vice)
Attorneys for Glenmark Generics Inc., USA and
Glenmark Generics, Ltd.
1480 Route 9 North, Suite 204
Woodbridge, NJ 07095
Tel: (732) 636-4500
epergament@kgplaw.com
Dated: November 13, 2009

C-2

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

MEDICIS PHARMACEUTICAL	)
CORPORATION,	)
Plaintiff,	)
)
v.	)	Civil Action No. 09-3010 (PGS)(ES)
)
GLENMARK GENERICS INC., USA and GLENMARK GENERICS LTD.,	) )
)
Defendants.	)
)
)
)
CONSENT JUDGMENT AND PERMANENT INJUNCTION
AS TO GLENMARK GENERICS INC., USA AND GLENMARK GENERICS LTD.
          This matter is before the Court on the unopposed motion of Plaintiff Medicis Pharmaceutical Corporation (“Medicis”) and Defendants Glenmark Generics Inc., USA and Glenmark Generics Ltd. (collectively, “Glenmark”).
          WHEREAS, this Consent Judgment and Permanent Injunction as to Glenmark concerns only Medicis’s claims against Glenmark, and Glenmark’s counterclaims against Medicis in this Civil Action No. 09-3010 (PGS)(ES) (referred to herein as the “Litigation”).
          WHEREAS, Medicis requests that this Consent Judgment and Permanent Injunction as to Glenmark be entered in the above-captioned case, and Glenmark does not oppose Medicis’s request.
          WHEREAS, Medicis owns United States Patent No. 6,765,001 (the “’001 patent”) and United States Patent No. 7,220,424 (the “’424 patent”).

CONFIDENTIAL
          WHEREAS, Medicis has an approved New Drug Application No. 21-758 for fluocinonide cream 0.1%, which is sold under Medicis’s trademark Vanos®.
          WHEREAS, Glenmark Generics USA, Inc. submitted Abbreviated New Drug Application No. 91-282 (“ANDA No. 91-282”) to the FDA under 21 U.S.C. § 355(j) seeking to obtain approval to commercially manufacture and sell generic fluocinonide cream 0.1%.
          WHEREAS, in the Litigation, Medicis alleged that Glenmark infringed the claims of the ’001 and ’424 patents under 35 U.S.C. § 271(e)(2) by Glenmark Generics USA, Inc.’s submission of ANDA No. 91-282 to the FDA.
          WHEREAS, in this Litigation, Medicis requested that a permanent injunction be issued under 35 U.S.C. § 271(e) restraining or enjoining Glenmark, its officers, agents, or attorneys and employees, and those acting in privity or in concert with them, from engaging in the commercial manufacture, use, offer to sell, or sale within the United States, or importation into the United States, of any therapeutic composition, or method of use covered by the ’001 and ’424 patents for the full term thereof, and from inducing or contributing to such activities.
          WHEREAS, Medicis and Glenmark have reached an agreement to finally settle the Litigation as set forth in this Consent Judgment and Permanent Injunction as to Glenmark, and a separate License and Settlement Agreement (“Settlement Agreement”) which is contemporaneously and separately being executed.
          WHEREAS, final settlement of the Litigation serves the public interest by saving judicial resources and avoiding the risks to each of Medicis and Glenmark associated with infringement.
          WHEREAS, final settlement of the Litigation will help Medicis and Glenmark avoid the substantial uncertainty and risks involved with prolonged litigation.

CONFIDENTIAL
          WHEREAS, final settlement of this Litigation will permit Medicis and Glenmark to save litigation costs, as well as adhere to the judicially recognized mandate that encourages the settlement of litigation whenever possible.
          WHEREAS, Medicis and Glenmark each consent to personal jurisdiction in the District of New Jersey for purposes of enforcing the Settlement Agreement.
          IT IS HEREBY ORDERED, DECREED, and ADJUDGED as follows:
          1. The Court has jurisdiction over Medicis and Glenmark and the subject matter of this Litigation.
          2. Glenmark acknowledges Medicis’s ownership and standing to sue for infringement of the ’001 patent and ’424 patent.
          3. Glenmark acknowledges that the ’001 patent and ’424 patent are valid and enforceable, as described more fully in the Settlement Agreement.
          4. Pursuant to 35 U.S.C. § 271(e)(4)(A), the effective date of any Food and Drug Administration approval of ANDA No. 91-282 will be a date not earlier than the License Trigger, as defined in the Settlement Agreement.
          5. Glenmark acknowledges that it has infringed the ’001 patent and the ’424 patent under 35 U.S.C. § 271(e)(2) and that Medicis did not authorize the manufacture, use, sale, offer for sale, importation and distribution of the product described in ANDA No. 91-282.
          6. Glenmark and its affiliates are permanently enjoined as of the date hereof from infringing the ’001 patent and ’424 patent by the manufacture, use, offer to sell, sale, importation, or distribution of any current products, or future products having the same strength and dosage form of the current Vanos® products, that are the subject of ANDA No. 91-282 that is not pursuant to a license granted by Medicis, and from inducing others to infringe the ’001

CONFIDENTIAL
patent and the ’424 patent by inducing others to manufacture, use, offer to sell, sale, import, or distribute any current products, or future products having the same strength and dosage form of the current Vanos® products, that are the subject of ANDA No. 91-282 and that is not pursuant to a license granted by Medicis.
          7. All claims and counterclaims in this Litigation are hereby dismissed without prejudice.
          8. The parties are hereby ordered to comply with the terms of the Settlement Agreement.
          9. Each party shall bear its own costs and attorneys’ fees.
          10. This Court shall retain jurisdiction over Glenmark and Medicis for the purpose of enforcing the terms of this Consent Judgment and Permanent Injunction and over any matters related to or arising from the interpretation or enforcement of the Settlement Agreement or any legal or equitable claim concerning the Settlement Agreement by any third party.
IT IS SO ORDERED, DECREED AND ADJUDGED this                      day of November, 2009 by:

The Honorable Peter G. Sheridan
United States District Judge

EXHIBIT D
Press Release
Glenmark Generics Inc., USA (GGI), the United States subsidiary of Glenmark Generics Limited (GGL), announced today the settlement of all litigation pending between Glenmark and Medicis Pharmaceutical Corporation relating to the patent actions regarding fluocinonide, the generic version of Medicis’ Vanos® cream and ciclopirox olamine, the generic version of Medicis’ Loprox® gel.
Under the terms of the Settlement Agreement, Glenmark will be able to market and distribute its generic version of Vanos® cream under license from Medicis as early as December 2013, or earlier in certain circumstances. In addition, Glenmark will have a license to launch a generic version of Loprox® gel 0.77%, supplied by Medicis.

D-1

EXHIBIT E
Fully Allocated Manufacturing Costs (“FAMC”)
***

E-1

CONFIDENTIAL
EXHIBIT F
VANOS ACTUAL OUT OF POCKET ACQUISITION COST

30 GRAM	***/EACH
60 GRAM	***/EACH
120 GRAM	***/EACH

E-2